Exhibit 99.1

              Badger Meter Reports Second Quarter Results


    MILWAUKEE--(BUSINESS WIRE)--July 16, 2003--Badger Meter, Inc. (AMEX:BMI) today reported results for the second quarter ended June 30, 2003.
    Net sales for the second quarter of 2003 were $47,516,000, a 9.0% increase from sales of $43,586,000 for the same period in 2002. Net earnings were $2,606,000 or $0.78 per diluted share for the second quarter of 2003, up 12.3% from earnings of $2,320,000 or $0.70 per diluted share for the comparable prior period. Two acquisitions completed in the second quarter of 2002 contributed $6,009,000 to second quarter 2003 net sales, compared to a contribution of $2,500,000 in the second quarter of 2002.
    For the first half of 2003, net sales were $87,091,000, a 7.5% increase from sales of $81,040,000 for the first six months of the prior year. Net earnings for the first half of 2003 were $3,312,000 or $1.00 per diluted share, down 15.7% from earnings of $3,927,000 or $1.20 per diluted share for the same period in 2002. The two acquisitions completed in the second quarter of 2002 contributed $11,440,000 to net sales for the first half of 2003, compared to a contribution of $2,500,000 for the same period in 2002.
    The higher second quarter sales reflect increased sales of residential automatic meter reading (AMR) systems. Sales of electromagnetic flowmeters, automotive fluid meters and systems and small precision valves also increased in the second quarter of 2003, while sales of commercial meters and other industrial products were lower than the same period in the prior year.
    Net income for the quarter was favorably impacted by the higher sales levels and currency translation gains primarily related to the strength of the euro, which had an after tax impact of $489,000 offset somewhat by the strengthening of the euro's affect on foreign purchases.
    "We continued to make good progress in the second quarter. Sales activity increased and we are beginning to see positive signs in our markets. Shipments as part of a large metering project in Houston have resumed and are expected to continue for the remainder of the year and into 2004. In addition, we are receiving positive acceptance in the market for the new Orion(R) radio frequency AMR system we introduced in the first quarter," said Richard A. Meeusen, president and chief executive officer of Badger Meter.
    "Although economic and industry conditions have been challenging, we have continued to invest in research and development and new products. In June, we introduced our new Absolute Digital Encoder, an alternative registration device that meets the needs of customers in a segment of the water utility market that we have not previously served," said Meeusen.
    "Our focus continues to be on growing the company over the long term. The infrastructure is in place and we are encouraged by the recent increases in sales activity and the signing of several strategic water utility metering contracts. We are optimistic that these trends will continue into the second half of the year," said Meeusen.

    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in the pages of this document, as well as other information provided from time to time by the company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. The forward looking statements are based on the company's current views and assumptions and involve risks and uncertainties that include, among other things:

    - the success or failure of new product offerings

    - the actions and financial condition of competitors and alliance partners

    - changes in competitive pricing and bids in the marketplace

    - changes in domestic conditions, including housing starts

    - changes in foreign economic conditions, including currency fluctuations

    - changes in laws and regulations

    - changes in customer demand and fluctuations in the prices of and availability of purchased raw materials and parts.

    Some or all of these factors are beyond the company's control. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements.

    The forward looking statements made herein are made only as of the date of this document and the company undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.



                          BADGER METER, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                              (Unaudited)

                                             Six Months Ended June 30,

                                                 2003         2002
                                             -----------  -----------
Net sales                                    $87,091,000  $81,040,000
Gross margin                                 $28,967,000  $27,578,000
Earnings before income taxes                 $ 5,349,000  $ 6,044,000
Provision for income taxes                   $ 2,037,000  $ 2,117,000
Net earnings                                 $ 3,312,000  $ 3,927,000
Earnings per share:
                   Basic                     $      1.03  $      1.24
                   Diluted                   $      1.00  $      1.20
Shares used in computation of:
                   Basic                       3,207,961    3,155,734
                   Diluted                     3,326,931    3,284,200

                                           Three Months Ended June 30,

                                                 2003         2002
                                             -----------  -----------
Net sales                                    $47,516,000  $43,586,000
Gross margin                                 $16,024,000  $14,818,000
Earnings before income taxes                 $ 4,193,000  $ 3,569,000
Provision for income taxes                   $ 1,587,000  $ 1,249,000
Net earnings                                 $ 2,606,000  $ 2,320,000
Earnings per share:
                   Basic                     $      0.81  $      0.73
                   Diluted                   $      0.78  $      0.70
Shares used in computation of:
                   Basic                       3,221,003    3,156,771
                   Diluted                     3,338,373    3,300,335


                          BADGER METER, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS



                     Assets             June 30,          December 31,
                     ------               2003                2002
                                     ------------        ------------
                                      (Unaudited)

Cash                                 $  2,968,000        $  3,779,000
Receivables                            28,577,000          22,139,000
Inventories                            28,967,000          25,182,000
Other current assets                    5,163,000           4,280,000
                                     ------------        ------------
         Total current assets          65,675,000          55,380,000

Net property, plant and equipment      43,731,000          43,468,000
Prepaid pension                        16,392,000          17,454,000
Other long-term assets                  4,388,000           4,464,000
Goodwill                                6,745,000           5,697,000
                                     ------------        ------------
         Total assets                $136,931,000        $126,463,000
                                     ============        ============


             Liabilities and
              Shareholders' Equity
             ---------------------

Short-term debt and current portion
 long-term debt                      $ 32,172,000        $ 26,334,000
Payables                               14,268,000          11,040,000
Accrued compensation and employee
 benefits                               5,227,000           6,017,000
Warranty and other liabilities          6,498,000           5,164,000
                                     ------------        ------------
         Total current liabilities     58,165,000          48,555,000

Deferred income taxes                   4,720,000           4,710,000
Long-term employee
 benefits                              11,544,000          12,057,000
Long-term debt                         11,096,000          13,046,000
Shareholders' equity                   51,406,000          48,095,000
                                     ------------        ------------
         Total liabilities and
          shareholders' equity       $136,931,000        $126,463,000
                                     ============        ============




    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702